EXHIBIT 3.1

                              AMENDED  AND  RESTATED
                            ARTICLES  OF  INCORPORATION
                                        OF
                           PAYMENT  DATA  SYSTEMS,  INC.

The undersigned, acting as incorporator, pursuant to the provisions of the laws of the State of Nevada relating to private corporations, hereby adopts the following Articles of Incorporation:

           ARTICLE ONE. [NAME]. The name of the corporation is: PAYMENT DATA SYSTEMS, INC.

           ARTICLE TWO. [RESIDENT AGENT]. The initial agent for service of process is Nevada Agency and Trust Company, 50 West Liberty Street, Suite 880, City of Reno, County of Washoe, State of Nevada 89501.

           ARTICLE THREE. [PURPOSES]. The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically:

                        I. [OMNIBUS]. To have to exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

                        II. [CARRYING ON BUSINESS OUTSIDE STATE]. To conduct and carry on its business or any branch thereof in any state or territory of the United States or in any foreign country in conformity with the laws of such state, territory, or foreign country, and to have and maintain in any state, territory, or foreign country a business office, plant, store or other facility.

                        III. [PURPOSES TO BE CONSTRUED AS POWERS]. The purposes specified herein shall be construed both as purposes and powers and shall be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this or any other article, but the purposes and powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or of the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another, although it be of like nature not expressed.

            ARTICLE FOUR. [CAPITAL STOCK]. The corporation shall have authority to issue an aggregate of TWO HUNDRED MILLION (200,000,000) Common Capital Shares, PAR VALUE ONE MILL ($0.001) per share, and ten million (10,000,000) preferred capital shares, par value of $0.01 per share, for a total capitalization of THREE HUNDRED THOUSAND DOLLARS ($300,000).

     a) The shares of preferred capital may be issued in one or more series from time to time with such designations (including, without limitation, a designation of a number of shares of any series), powers, preferences, relative, optional, participating or other rights and qualifications, limitations and restrictions thereof, and shall be fixed by a resolution or resolutions of the Board of Directors, pursuant to the authority expressly given herein and as provided under the law of the State of Nevada.

     b) Each holder of a share of preferred capital shall be entitled to such number of votes (which may be a fraction of one vote or no vote) for each share of preferred capital standing in the name of such holder on the books of the corporation as shall be fixed by the Board of Directors prior to the issuance thereof. Holders of preferred capital shall not be entitled to receive notice of any meeting of stock holders of the corporation may now or hereafter be authorized to issue.

     c) Subject to any prior rights and preferences of any preferred capital, the holders of shares of capital stock of the corporation shall not be entitled to preemptive or preferential rights to subscribe to any unissued stock or any securities which the corporation may now or hereafter be authorized to issue.

     d) The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

     e) The stockholders shall not possess cumulative voting rights at all shareholders meetings called for the purpose of electing a Board of Directors.

                        ARTICLE FIVE. [DIRECTORS]. The affairs of the corporation shall be governed by a Board of Directors of no more than eight (8) nor less than one (1) person. The names and addresses of the first Board of Directors are:

         NAME                                  ADDRESS
         Adam  Smith                           1327  Laburnum  Street
                                               Vancouver,  British  Columbia
                                               Canada  V6J  3W4

         Gordon  Ross  Krushnisky              1070  Eden  Crescent
                                               Delta,  British  Columbia
                                               Canada  V41  1W7

            ARTICLE SIX. [ASSESSMENT OF STOCK]. The capital stock of the corporation, after the amount of the subscription price or par value has been paid in, shall not be subject to pay debts of the corporation, and no paid up stock and no stock issued as fully paid up shall ever be assessable or assessed.

            ARTICLE SEVEN. [INCORPORATOR]. The name and address of the incorporator of the corporation is as follows:

         NAME                                  ADDRESS
         Amanda Cardinalli                     50 West Liberty Street, Suite 880
                                               Reno,  Nevada  89501

            ARTICLE EIGHT. [PERIOD OF EXISTENCE]. The period of existence of the corporation shall be perpetual.

            ARTICLE NINE. [BY-LAWS]. The initial By-laws of the corporation shall be adopted by its Board of Directors. The power to alter, amend, or repeal the By-laws, or to adopt new By-laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided by the By-laws.

            ARTICLE TEN. [STOCKHOLDERS' MEETINGS]. Meetings of stockholders shall be held at such place within or without the State of Nevada as may be provided by the By-laws of the corporation. Special meetings of the stockholders may be called by the President or any other executive officer of the corporation, the Board of Directors, or any member thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

            ARTICLE ELEVEN. [CONTRACTS CORPORATION]. No contract or other transaction between the corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any form of which such director may be a member, may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of the corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

            ARTICLE TWELVE. [LIABILITY OF DIRECTORS AND OFFICERS]. No director or officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Twelve shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.